EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Spectra Energy Corp and Spectra Energy Capital, LLC on Form S-3 of our report dated March 14, 2007, relating to the financial statements and financial statement schedule of DCP Midstream, LLC as of and for the years ended December 31, 2006 and 2005 appearing in the Annual Reports on Form 10-K of Spectra Energy Corp and Spectra Energy Capital, LLC (formerly Duke Capital LLC) for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectuses of Spectra Energy Corp and Spectra Energy Capital, LLC, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 6, 2007